Exhibit 23.1

Collins Square, Tower 5 727 Collins Street Melbourne VIC 3008 Correspondence to: GPO Box 4736 Melbourne VIC 3001 T +61 3 8320 2222 F +61 3 8320 2200 E info.vic@au.gt.com W www.grantthornton.com.au

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 31, 2018 with respect to the consolidated financial statements of Immuron Limited included in the Annual Report on Form 20-F for the year ended June 30, 2018, which is incorporated by reference in this Registration statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON

GRANT THORNTON AUDIT PTY LTD

Melbourne, VIC, Australia

March 29, 2019